Exhibit 4.1.6

Certificate of Amendment of the Certificate of Incorporation of

SMITHTOWN BANCORP, INC.

under Section 805 of the Business Corporation Law

[Filed with the State of New York Department of State on May 16, 2005]

IT IS HEREBY CERTIFIED THAT:

(3) The name of the corporation is Smithtown Bancorp., Inc.

(2) The certificate of incorporation of the Corporation was filed by the Department of State on May 7, 1984 and was amended by certificates of amendment of the certificate of incorporation filed by the Department of State on May 30, 1997, May 21, 1998, July 9, 2001 and June 21, 2004.

(3) The certificate of incorporation of this corporation is hereby further amended to increase the number of Common Shares which the corporation has authority to issue from 15,000,000 shares of Common Stock with a par value of $0.01 to 20,000,000 shares of Common Stock with a par value of $0.01 each. The 7,167,279 shares of Common Stock with a par value of $0.01 per share, issued, shall remain the same. The 7,832,721 shares of Common Stock with a par value of $0.01 per share, unissued, shall remain the same. An additional 5,000,000 shares of Common Stock with a par value of $0.01 are hereby authorized. As a result of this amendment, 12,832,721 shares of Common Stock with a par value of $0.01, will be authorized but unissued. The Preferred Stock of the corporation shall remain the same and shall not be affected by this amendment.

(4) To effect such change the first sentence of Article Fourth of the certificate of incorporation of the corporation is hereby amended to read as follows:

“The aggregate number of shares which the corporation shall have authority to issue shall be 20,100,000 of which 20,000,000 shall be designated as Common Shares with a par value of one cent ($0.01) each, and 100,000 shall be designated as Preferred Shares with a par value of one cent ($0.01) each.”

(5) The foregoing amendment of the certificate of incorporation was authorized first, by vote of the Board of Directors at a meeting duly called and held on January 26, 2005, and then by the favorable vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders duly called and held on April 21, 2005.

IN WITNESS WHEREOF, this certificate of amendment has been subscribed this 25th day of April, 2005 by the undersigned who affirm that the statements made herein are true under the penalties of perjury.

Type name	Capacity in which signed	Signature
Bradley E. Rock	Chairman, President and Chief Executive Officer	/s/ BRADLEY E. ROCK

Judith Barber	Secretary	/s/ JUDITH BARBER